EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Business Update

MIAMI, Feb. 25, 2021 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided a business update.

“While 2020 has been without a doubt the most challenging year in the Company’s 50 plus year history, our team responded to the unprecedented environment with swift and decisive action. Our Company demonstrated once again its adaptability and resiliency, underscored by the unwavering commitment and dedication from our team members across the globe,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “Looking ahead, we are encouraged by the accelerating rollout of vaccines, the progress towards herd immunity and the strong demand for future cruise vacations.”

Health and Safety

The Company continues to work with its expert advisors, the Healthy Sail Panel, and global public health authorities and government agencies to refine its comprehensive and multi-layered health and safety strategy to enhance its already rigorous health and safety standards in response to COVID-19. The Company is continuously evaluating and identifying ways to improve these standards as science, technology and knowledge of SARS-CoV-2 advances including incorporating recent vaccine advancements into its overall strategy for the eventual return to service.

The Company continues to work through the requirements of the U.S. Centers for Disease Control and Prevention (“CDC”) after the issuance of the Framework for Conditional Sailing Order (the “Conditional Order”) which permits cruise ship passenger operations in U.S. waters under certain conditions. However, significant uncertainties remain regarding specific requirements of the Conditional Order including pending technical instructions from the CDC.

Booking Environment and Outlook

The Company’s current suspension of global cruise voyages includes all voyages on Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises through May 31, 2021.

While overall booking volumes since the emergence of the COVID-19 global pandemic remain below historical levels, there continues to be demand for future cruise vacations. Despite reduced sales and marketing investments, and a travel agency industry that has not been at full strength for months, bookings have been strong for future periods resulting in an elongated booking window as guests book further into the future. The Company’s overall cumulative booked position for the second half of 2021 remains below historical levels, driven by continued uncertainty around timing of the resumption of cruising and the shift of limited marketing investments to 2022 sailings. Pricing for the second half of 2021 is in line with pre-pandemic levels, even after including the dilutive impact of future cruise credits (“FCC”).

While still early in the booking cycle, 2022 booking trends are very positive driven by strong pent up demand. The Company is experiencing robust future demand across all brands with the overall cumulative booked position for the first half of 2022 significantly ahead of 2019’s record levels with pricing in line when excluding the dilutive impact of FCCs.

As of December 31, 2020, the Company had $1.2 billion of advance ticket sales, including the long-term portion of advance ticket sales, which includes approximately $0.85 billion of future cruise credits.

Liquidity and Financial Action Plan

The Company continues to take swift, proactive measures to mitigate the financial and operational impacts of the COVID-19 pandemic. This financial action plan includes cost reduction and cash conservation levers which include reducing operating and capital expenditures, improving the Company’s debt maturity profile and securing additional capital. As of December 31, 2020, the Company’s total debt position was $11.8 billion and the Company’s cash and cash equivalents was $3.3 billion. The Company was in compliance with all debt covenants as of December 31, 2020.

The Company has taken the following additional actions to enhance liquidity since September 30, 2020:

  Raised $824 million, net of underwriting fees, with an equity offering of 40 million ordinary shares in November 2020.
  Issued $850 million of 5.875% senior unsecured notes due 2026 in an oversubscribed offering in December 2020.
  Amended all export credit agency backed credit agreements to defer approximately $680 million of amortization payments through March 31, 2022 and received covenant waivers through December 31, 2022.
  Deferred certain newbuild-related payments of approximately €220 million through March 31, 2022.
  Provided additional near-term financial flexibility by amending the Pride of America and Norwegian Jewel credit facilities to suspend the testing of certain financial covenants.
  Amended Senior Secured Credit Facility to defer approximately $70 million of certain amortization payments due prior to June 30, 2022 and suspend the testing of certain financial covenants through December 31, 2022.
  Extended salary reductions and furloughs for certain shoreside team members.
  Continued significant reductions or deferrals of near-term marketing expenses and non-essential capital expenditures.

The Company's monthly average cash burn for the fourth quarter 2020 was approximately $190 million and included approximately $15 million per month of additional relaunch-related expenses as the Company began preparing vessels for a potential return to service in early 2021, in connection with the CDC Conditional Order, which did not materialize. The incremental relaunch costs were associated with crew re-staffing, re-positioning and provisioning of vessels, implementation of new health and safety protocols and a ramp-up of demand-generating marketing investments which helped further stimulate the strong future demand the Company is experiencing.

For the first quarter of 2021, the Company expects the average cash burn rate to temporarily remain elevated at approximately $190 million per month, or approximately $170 million per month excluding non-recurring debt modification costs, as it ramps down relaunch-related expenses and repatriates crew. The Company has incurred approximately $60 million of one-time debt deferral and modification costs and fees in the first quarter of 2021 as a result of successful debt deferrals and covenant waivers and suspensions, which combined with newbuild payment extensions, have resulted in approximately $1 billion of additional liquidity over the next 12 months. Once the ramp down of relaunch-related expenses are complete, the Company expects its average cash burn rate to decrease and remain at reduced levels until return to service preparations resume.

Cash burn rates include ongoing ship operating expenses, administrative operating expenses, interest expense, taxes and expected non-newbuild capital expenditures and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings, newbuild related capital expenditures and other working capital changes. Future cash burn rate estimates also exclude unforeseen expenses. The fourth quarter 2020 cash burn rate and first quarter 2021 estimate also reflect the deferral of debt amortization and newbuild related payments.

“We continue to take proactive measures to bolster our efforts to weather the ongoing uncertainty of the public health environment, including two highly successful capital markets transactions executed in the fourth quarter which raised nearly $1.7 billion and demonstrate the continued confidence of our investors in our business model,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We are seeking to minimize cash burn and maximize financial flexibility in the near-term while balancing preparations for the future resumption of cruising. Despite the near-term challenges we face, we remain focused on our long-term strategic priorities and creating a clear path to financial recovery.”

Full Year 2020 Results

GAAP net loss was $(4.0) billion or EPS of $(15.75) compared to net income of $930.2 million or EPS of $4.30 in the prior year. The Company reported Adjusted Net Loss of $(2.2) billion or Adjusted EPS of $(8.64) in 2020. This compares to Adjusted Net Income and Adjusted EPS of $1.1 billion and $5.09, respectively, in 2019.

Revenue decreased 80.2% to $1.3 billion compared to $6.5 billion in 2019. The adverse impact on revenue was due to the cancellation of the vast majority of sailings in 2020 as a result of the COVID-19 pandemic, which resulted in a 78.6% decrease in Capacity Days.

Cruise operating expense decreased 53.8% in 2020 compared to 2019 driven by the suspension of global cruise voyages. In 2020, expenses subsequent to the suspension of voyages primarily included the cost of protected commissions, crew costs including salaries, food and other repatriation costs, fuel and other ongoing costs such as insurance and ship maintenance.

Fuel price per metric ton, net of hedges increased to $599 from $491 in 2019. The Company reported fuel expense of $264.7 million in 2020.

Interest expense, net was $482.3 million in 2020 compared to $272.9 million in 2019. The increase in 2020 was driven by additional debt outstanding at higher interest rates, partially offset by lower LIBOR. In 2020, interest expense also reflects losses on extinguishment of debt and debt modification costs of $27.8 million. 2019 included losses on extinguishment of debt and debt modification costs of $16.7 million.

Other income (expense), net was expense of $33.6 million in 2020 compared to income of $6.2 million in 2019. In 2020, the expense primarily related to losses on foreign currency exchange and losses on fuel derivatives recognized in earnings. A $23.2 million net loss was recorded in the year primarily related to the de-designation of fuel hedges.

Income tax benefit (expense) was an expense of $12.5 million in 2020 compared to a benefit of $18.9 million in 2019. In 2020, the tax expense is primarily due to a valuation allowance of $39.6 million recognized in the fourth quarter on certain net operating loss carryforwards partially offset by operating losses.

Fourth Quarter 2020 Results

GAAP net loss was $(738.9) million or EPS of $(2.51) compared to net income of $121.3 million or EPS of $0.56 in the prior year. The Company reported Adjusted Net Loss of $(683.8) million or Adjusted EPS of $(2.33) in 2020. This compares to Adjusted Net Income and Adjusted EPS of $155.7 million and $0.73, respectively, in 2019.

Revenue decreased to $9.6 million compared to $1.5 billion in 2019 due to the complete suspension of voyages in the quarter.

Total cruise operating expense decreased 76.7% in 2020 compared to 2019. In 2020, our cruise operating expenses were primarily related to crew costs, including salaries, food and other repatriation costs, fuel, and other ongoing costs such as insurance and ship maintenance.

Fuel price per metric ton, net of hedges increased to $574 from $508 in 2019. The Company reported fuel expense of $42.5 million in the period.

Interest expense, net was $159.2 million in 2020 compared to $73.2 million in 2019. The change in interest expense reflects additional debt outstanding at higher interest rates, partially offset by lower LIBOR. Included in 2019 were losses on extinguishment of debt and debt modification costs of $9.4 million.

Other income (expense), net was an expense of $(1.3) million in 2020 compared to an expense of $(7.3) million in 2019. In 2020, the expense primarily related to losses on foreign currency exchange, partially offset by gains on fuel derivatives recognized in earnings. A $11.4 million net gain was recorded in the quarter primarily related to the de-designation of fuel hedges.

2021 Outlook

As a consequence of the COVID-19 pandemic, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it will report a net loss for the first quarter ending March 31, 2021 and expects to report a net loss until the Company is able to resume voyages.

As of December 31, 2020, the Company had hedged approximately 59%, 37% and 15% of its total projected metric tons of fuel consumption for 2021, 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	2021	2022	2023
% of HFO Consumption Hedged[1]	44%	15%	0%
Average USGC Price / Barrel	$46.19	$48.36	N/A
% of MGO Consumption Hedged	70%	56%	25%
Average Gasoil Price / Barrel	$81.12	$70.00	$67.45

(1)  These derivatives were de-designated for accounting purposes in the fourth quarter of 2020 but still represent economic hedges and may be re-designated in the future.

Anticipated total capital expenditures for first quarter 2021 are approximately $90 million which includes health and safety investments. The Company is not providing total capital expenditure guidance for full year 2021 or future years at this time given the uncertain and evolving current environment. However, after recent deferrals the Company’s anticipated expenditures related to ship construction contracts were $0.4 billion, $1.6 billion and $2.5 billion for the years ending December 31, 2021, 2022 and 2023, respectively. The Company has export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.2 billion, $0.8 billion and $1.8 billion for the years ending December 31, 2021, 2022 and 2023, respectively. The impacts of COVID-19 on the shipyards where the Company’s ships are under construction, or will be constructed, have resulted in some minor delays in ship deliveries, and the impact of COVID-19 could result in additional delays in ship deliveries in the future, which may be prolonged.

Interest Expense, net is expected to be approximately $200 million for the first quarter 2021, which includes approximately $50 million of one-time debt modification costs1, and approximately $650 million for full year 2021. Depreciation and Amortization is expected to be approximately $170 million for the first quarter 2021 and approximately $700 million for full year 2021.

________________________
1 Excludes approximately $10 million of associated lender fees incurred in the first quarter 2021 which are expected to be capitalized and amortized over the life of the associated loans.

Conference Call

The Company has scheduled a conference call for Thursday, February 25, 2021 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2020 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with approximately 59,150 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships scheduled for delivery through 2027.

About the Healthy Sail Panel

Norwegian Cruise Line Holdings Ltd. in collaboration with Royal Caribbean Group established the Healthy Sail Panel (“HSP”), a group of 11 leading experts to help inform the cruise industry in the development of new and enhanced cruise health and safety standards in response to the global COVID-19 pandemic. The HSP, co-chaired by Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration and Governor Mike Leavitt, former Secretary of the U.S. Department of Health and Human Services, consists of globally recognized experts from various disciplines, including public health, infectious disease, biosecurity, hospitality and maritime operations. The panel’s work, including 74 detailed recommendations across five key areas of focus, is informing the Company’s health and safety protocols and has been widely shared with the cruise industry and open to any other industry that could benefit from the HSP’s scientific and medical insights.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss) adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Senior Secured Credit Facility. The credit agreement, originally dated as of May 24, 2013, as amended and restated on October 31, 2014, June 6, 2016, October 10, 2017, January 2, 2019 and May 8, 2020, and as further amended on January 29, 2021, by and among NCL Corporation Ltd. and Voyager Vessel Company, LLC, as co-borrowers, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and various lenders and agents, providing for a senior secured credit facility consisting of (i) the $875.0 million senior secured revolving credit facility and (ii) the Term Loan A Facility.

Term Loan A Facility.  The senior secured term loan A facility having an outstanding principal amount of approximately $1.5 billion as of December 31, 2020.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance. As a result of our voluntary suspension of sailings during the last nine months of 2020, we did not have any Capacity Days in those periods. Accordingly, we have not presented herein per Capacity Day data for the three months or year ended December 31, 2020.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS, may not be indicative of future adjustments or results. For example, for the year ended December 31, 2019, we incurred $30.6 million related to the redeployment of Norwegian Joy from Asia to the U.S. We included this as an adjustment in the reconciliation of Adjusted Net Income since the expenses are not representative of our day-to-day operations however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our voluntary suspension, our ability to weather the impacts of the COVID-19 pandemic and the length of time we can withstand a suspension of voyages, our expectations regarding the resumption of cruise voyages and the timing for such resumption of cruise voyages, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which are expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; our ability to comply with the CDC’s Framework for Conditional Sailing Order and any additional or future regulatory restrictions on our operations and to otherwise develop enhanced health and safety protocols to adapt to the pandemic’s unique challenges once operations resume and to otherwise safely resume our operations when conditions allow; coordination and cooperation with the CDC, the federal government and global public health authorities to take precautions to protect the health, safety and security of guests, crew and the communities visited and the implementation of any such precautions; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate or refinance our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our future need for additional financing, which may not be available on favorable terms, or at all, and may be dilutive to existing shareholders; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the accuracy of any appraisals of our assets as a result of the impact of COVID-19 or otherwise; our success in reducing operating expenses and capital expenditures and the impact of any such reductions; our guests’ election to take cash refunds in lieu of future cruise credits or the continuation of any trends relating to such election; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; any further impairment of our trademarks, trade names or goodwill; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our expansion into and investments in new markets; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our reliance on third parties to provide hotel management services for certain ships and certain other services; our inability to keep pace with developments in technology; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact

Andrea DeMarco (305) 468-2339 InvestorRelations@nclcorp.com

Jessica John (786) 913-2902

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Revenue
Passenger ticket	$7,817	$990,937	$867,110	$4,517,393
Onboard and other	1,762	489,681	412,798	1,944,983
Total revenue	9,579	1,480,618	1,279,908	6,462,376
Cruise operating expense
Commissions, transportation and other	9,703	263,038	380,710	1,120,886
Onboard and other	2,789	85,226	85,678	394,673
Payroll and related	79,839	235,832	521,301	924,157
Fuel	42,472	111,875	264,712	409,602
Food	5,730	56,297	65,369	222,602
Other	66,459	135,154	375,291	591,341
Total cruise operating expense	206,992	887,422	1,693,061	3,663,261
Other operating expense
Marketing, general and administrative	186,564	229,859	745,345	974,850
Depreciation and amortization	162,903	163,961	717,840	646,188
Impairment loss	—	—	1,607,797	—
Total other operating expense	349,467	393,820	3,070,982	1,621,038
Operating income (loss)	(546,880)	199,376	(3,484,135)	1,178,077
Non-operating income (expense)
Interest expense, net	(159,205)	(73,207)	(482,313)	(272,867)
Other income (expense), net	(1,324)	(7,278)	(33,599)	6,155
Total non-operating income (expense)	(160,529)	(80,485)	(515,912)	(266,712)
Net income (loss) before income taxes	(707,409)	118,891	(4,000,047)	911,365
Income tax benefit (expense)	(31,524)	2,406	(12,467)	18,863
Net income (loss)	$(738,933)	$121,297	$(4,012,514)	$930,228

Weighted-average shares outstanding
Basic	293,892,873	212,899,925	254,728,932	214,929,977
Diluted	293,892,873	214,772,450	254,728,932	216,475,076

Earnings (loss) per share
Basic	$(2.51)	$0.57	$(15.75)	$4.33
Diluted	$(2.51)	$0.56	$(15.75)	$4.30

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net income (loss)	$(738,933)	$121,297	$(4,012,514)	$930,228
Other comprehensive income (loss):
Shipboard Retirement Plan	40	(2,214)	345	(1,930)
Cash flow hedges:
Net unrealized gain (loss)	112,030	88,533	(51,642)	(123,015)
Amount realized and reclassified into earnings	19,817	7,824	106,670	(8,898)
Total other comprehensive income (loss)	131,887	94,143	55,373	(133,843)
Total comprehensive income (loss)	$(607,046)	$215,440	$(3,957,141)	$796,385

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,300,482	$252,876
Accounts receivable, net	20,578	75,109
Inventories	82,381	95,427
Prepaid expenses and other assets	154,103	306,733
Total current assets	3,557,544	730,145
Property and equipment, net	13,411,226	13,135,337
Goodwill	98,134	1,388,931
Tradenames	500,525	817,525
Other long-term assets	831,888	612,661
Total assets	$18,399,317	$16,684,599
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$124,885	$746,358
Accounts payable	83,136	100,777
Accrued expenses and other liabilities	596,056	782,275
Advance ticket sales	1,109,826	1,954,980
Total current liabilities	1,913,903	3,584,390
Long-term debt	11,681,234	6,055,335
Other long-term liabilities	450,075	529,295
Total liabilities	14,045,212	10,169,020
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 490,000,000 shares authorized; 315,636,032 shares issued and outstanding at December 31, 2020 and 237,533,270 shares issued and 213,082,411
shares outstanding at December 31, 2019	316	237
Additional paid-in capital	4,889,355	4,235,690
Accumulated other comprehensive income (loss)	(240,117)	(295,490)
Retained earnings (deficit)	(295,449)	3,829,068
Treasury shares (0 and 24,450,859 ordinary shares at December 31, 2020 and December 31, 2019,
respectively, at cost)	-	(1,253,926)
Total shareholders' equity	4,354,105	6,515,579
Total liabilities and shareholders' equity	$18,399,317	$16,684,599

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(4,012,514)	$930,228
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
Depreciation and amortization expense	739,619	647,102
Impairment loss	1,607,797	-
Deferred income taxes, net	12,765	(26,134)
Gain on derivatives	(8,501)	-
Loss on extinguishment of debt	10,480	13,397
Provision for bad debts and inventory obsolescence	31,756	3,884
Gain on involuntary conversion of assets	(1,496)	(4,152)
Share-based compensation expense	111,297	95,055
Payment-in-kind interest premium	19,349	-
Net foreign currency adjustments	8,584	(1,934)
Changes in operating assets and liabilities:
Accounts receivable, net	30,797	(14,104)
Inventories	10,555	(6,155)
Prepaid expenses and other assets	(89,528)	(74,295)
Accounts payable	(21,419)	(58,635)
Accrued expenses and other liabilities	(193,938)	(29,028)
Advance ticket sales	(811,846)	347,376
Net cash provided by (used in) operating activities	(2,556,243)	1,822,605
Cash flows from investing activities
Additions to property and equipment, net	(946,545)	(1,637,170)
Cash received on settlement of derivatives	-	289
Cash paid on settlement of derivatives	(31,520)	(47,085)
Other	2,703	3,774
Net cash used in investing activities	(975,362)	(1,680,192)
Cash flows from financing activities
Repayments of long-term debt	(892,481)	(3,806,732)
Proceeds from long-term debt	6,075,090	4,122,297
Common share issuance proceeds, net	1,541,708	-
Proceeds from employee related plans	5,557	31,937
Net share settlement of restricted share units	(15,407)	(20,939)
Purchase of treasury shares	-	(349,860)
Early redemption premium	(1,376)	(6,829)
Deferred financing fees and other	(133,880)	(23,262)
Net cash provided by (used in) financing activities	6,579,211	(53,388)
Net increase (decrease) in cash and cash equivalents	3,047,606	89,025
Cash and cash equivalents at beginning of the period	252,876	163,851
Cash and cash equivalents at end of the period	$3,300,482	$252,876

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Passengers carried	—	640,810	499,729	2,695,718
Passenger Cruise Days	—	5,260,764	4,278,602	20,637,949
Capacity Days	—	5,035,367	4,123,858	19,233,459
Occupancy Percentage		104.5%	103.8%	107.3%

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2020			2020
		Constant			Constant
	2020	Currency	2019	2020	Currency	2019
Total cruise operating expense	$206,992	$206,320	$887,422	$1,693,061	$1,696,364	$3,663,261
Marketing, general and
administrative expense	186,564	186,165	229,859	745,345	744,999	974,850
Gross Cruise Cost	393,556	392,485	1,117,281	2,438,406	2,441,363	4,638,111
Less:
Commissions, transportation
and other expense	9,703	9,632	263,038	380,710	382,132	1,120,886
Onboard and other expense	2,789	2,789	85,226	85,678	85,678	394,673
Net Cruise Cost	381,064	380,064	769,017	1,972,018	1,973,553	3,122,552
Less: Fuel expense	42,472	42,472	111,875	264,712	264,712	409,602
Net Cruise Cost Excluding Fuel	338,592	337,592	657,142	1,707,306	1,708,841	2,712,950
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	666	666	534	2,665	2,665	2,135
Non-cash share-based compensation (2)	30,288	30,288	12,985	111,297	111,297	95,055
Severance payments and other fees (3)	-	-	6,514	-	-	6,514
Redeployment of Norwegian Joy (4)	-	-	-	-	-	7,051
Adjusted Net Cruise Cost Excluding Fuel	$307,638	$306,638	$637,109	$1,593,344	$1,594,879	$2,602,195

Capacity Days	-	-	5,035,367	4,123,858	4,123,858	19,233,459

Gross Cruise Cost per Capacity Day			$221.89			$241.15
Net Cruise Cost per Capacity Day			$152.72			$162.35
Net Cruise Cost Excluding Fuel per Capacity Day			$130.51			$141.05
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day			$126.53			$135.30

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Severance payments related to restructuring costs are included in marketing, general and administrative expense.
(4) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income (Loss) and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net income (loss)	$(738,933)	$121,297	$(4,012,514)	$930,228
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	992	878	3,967	3,514
Non-cash share-based compensation (2)	30,288	12,985	111,297	95,055
Severance payments and other fees (3)	-	6,514	-	6,514
Extinguishment and modification of debt (4)	-	9,408	27,795	16,676
Amortization of intangible assets (5)	1,510	4,605	9,831	18,414
Redeployment of Norwegian Joy (6)	-	-	-	30,629
Impairment loss (7)	-	-	1,633,337	-
Non-cash interest on beneficial conversion feature and payment-in-kind premium (8)	22,382	-	26,082	-
Adjusted Net Income (Loss)	$(683,761)	$155,687	$(2,200,205)	$1,101,030
Diluted weighted-average shares outstanding - Net income (loss) and Adjusted Net Income (Loss)	293,892,873	214,772,450	254,728,932	216,475,076
Diluted earnings (loss) per share	$(2.51)	$0.56	$(15.75)	$4.30
Adjusted EPS	$(2.33)	$0.73	$(8.64)	$5.09

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Severance payments related to restructuring costs are included in marketing, general and administrative expense.
(4) Losses on extinguishments and modifications of debt are included in interest expense, net.
(5) Amortization of intangible assets related to the Acquisition of Prestige are included in depreciation and amortization expense.
(6) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, marketing, general and administrative expense and depreciation and amortization expense.
(7) Impairment loss consists of goodwill, tradename and property and equipment impairments. The impairments of goodwill and tradenames are included in impairment loss and the impairment of property and equipment is included in depreciation and amortization expense.
(8) Non-cash interest expense related to a beneficial conversion feature recognized on our exchangeable notes and additional payment-in-kind interest recognized upon transfer to the debt principal, which is recognized in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net income (loss)	$(738,933)	$121,297	$(4,012,514)	$930,228
Interest expense, net	159,205	73,207	482,313	272,867
Income tax (benefit) expense	31,524	(2,406)	12,467	(18,863)
Depreciation and amortization expense	162,903	163,961	717,840	646,188
EBITDA	(385,301)	356,059	(2,799,894)	1,830,420

Other (income) expense, net (1)	1,324	7,278	33,599	(6,155)
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	666	534	2,665	2,135
Non-cash share-based compensation (3)	30,288	12,985	111,297	95,055
Severance payments and other fees (4)	-	6,514	-	6,514
Redeployment of Norwegian Joy (5)	-	-	-	7,051
Impairment loss (6)	-	-	1,607,797	-
Adjusted EBITDA	$(353,023)	$383,370	$(1,044,536)	$1,935,020

(1) In 2020, primarily consists of gains and losses, net for forward currency exchanges and derivatives no longer designated as hedges. In 2019, primarily consists of gains and losses, net for forward currency exchanges and proceeds from insurance and litigation settlements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Severance payments related to restructuring costs are included in marketing, general and administrative expense.
(5) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, and marketing, general and administrative expense.
(6) Impairment loss consists of goodwill and tradename impairments.